Exhibit 99.1

ContextLogic Completes Sale of Substantially All Operating Assets and Liabilities Associated with Wish to Qoo10

Transaction Enables Company to Preserve ~$2.7 Billion of Net Operating Losses (NOLs)

Rishi Bajaj Appointed Chief Executive Officer; Four New Independent Directors Join Board of Directors

SAN FRANCISCO, April 19, 2024 (GLOBE NEWSWIRE) -- ContextLogic Inc. (NASDAQ: WISH) (“ContextLogic” or the “Company”), today announced that it has completed its previously announced transaction with Qoo10 Pte. Ltd. (“Qoo10”). As disclosed, ContextLogic entered into an agreement to sell substantially all of the Company’s operating assets and liabilities, principally comprising its Wish ecommerce platform, to Qoo10, for approximately $161 million in cash, after purchase price adjustments.

“We would like to thank our stockholders for their support of this value-maximizing transaction,” said Rishi Bajaj, Chief Executive Officer and Chairman of the Board. “Looking ahead, the new Board and management team will target profitable operations as we seek to realize the significant value of our NOLs for the benefit of ContextLogic stockholders.”

As previously announced, at closing of the Asset Sale, Rishi Bajaj became Chief Executive Officer and Chairman of the Board of ContextLogic, and Michael Farlekas, Marshall Heinberg, Elizabeth A. LaPuma and Richard Parisi became the other four members of ContextLogic’s Board of Directors. The previously announced departures of ContextLogic Directors Tanzeen Syed, Julie Bradley, Larry Kutscher, Stephanie Tilenius, Hans Tung and Joe Yan became effective at closing of the transaction.

ContextLogic will continue as a publicly traded company with approximately $161 million cash on hand at closing (including the proceeds from the Asset Sale) and approximately $2.7 billion of Net Operating Loss (“NOL”) carryforwards. The Company expects to begin trading under a new Nasdaq ticker symbol, “LOGC”, within the next 30 days.

J.P. Morgan Securities LLC is acting as financial advisor to the Company and Sidley Austin LLP is acting as legal counsel.

About ContextLogic
For more information on ContextLogic, please visit ir.contextlogicinc.com

Forward Looking Statements
Except for historical information, all other information in this communication consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and related oral statements the Company may make, are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. For example, (1) there can be no assurance as to the extent to which the post-closing Company will find opportunities to utilize the NOLs, and when any such utilization will occur, (2) the outcome of any legal proceedings initiated against the Company, Qoo10 or its designated affiliate buyer (the “Buyer”) following the announcement of the Asset Sale and related transactions (the “Transactions”) could adversely affect the Company, Qoo10 or the Buyer, including the ability of each to consummate the Transactions, and (3) the Company may be adversely affected by other economic, business, and/or competitive factors, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of the Company on file with the SEC. The Company undertakes any obligation to update, correct or otherwise revise any forward-looking statements.

Contacts

Investor Relations:
Ralph Fong, ContextLogic
ir@contextlogicinc.com

Media:
Carys Comerford-Green, Wish
press@wish.com

Nick Lamplough / Dan Moore / Jack Kelleher
Collected Strategies
WISH-CS@collectedstrategies.com